Exhibit 10.33

ASSIGNMENT AND ASSUMPTION OF AND
FIRST AMENDMENT TO OFFICE LEASE

THIS ASSIGNMENT AND ASSUMPTION OF AND FIRST AMENDMENT TO OFFICE LEASE (this "Amendment") dated as of July ____, 2019, is entered into by and between QUINTANA OFFICE PROPERTY LLC, a Delaware limited liability company ("Landlord"), on the one hand, and ALLIED ESPORTS MEDIA, INC., a Delaware corporation ("Assignor"), and WPT ENTERPRISES, INC., a Nevada corporation ("Assignee"), on the other hand.

RECITALS

A.       Landlord and Assignor are parties to that certain Office Lease dated as of March 26, 2019 (the "Lease"), pursuant to which Assignor is currently leasing from Landlord those certain premises commonly known as Suite 300 containing approximately 24,579 rentable (20,437 usable) square feet of space (the "Original Premises") on the third (3rd) floor of the building located at 17877 Von Karman Avenue, Irvine, California (the "Building"), as more particularly described in the Lease. The Lease Term has not yet commenced and Assignor is not yet in possession of the Original Premises.

B.       The Lease grants a Reduction Option to Assignor under Section 1.5 thereof. Assignor has exercised its Reduction Option to reduce the size of the "Premises" such that it shall consist of approximately 15,031 rentable (12,490 usable) square feet of space (the "Remaining Premises"). An outline of the Remaining Premises is depicted in Exhibit "A" attached hereto.

C.       The Lease further provides that as part of the Reduction Option, the Lease shall be assigned by Assignor to Assignee. The parties now desire to amend the terms of the Lease in order to: (i) provide for the reduction of the "Premises"; (ii) memorialize the space plan applicable to the Remaining Premises; (iii) provide for an assignment of the Lease from Assignor to Assignee; and (iv) further amend the terms of the Lease, all on the terms and conditions set forth below.

D.       Initially capitalized defined terms which are used in this Amendment without definition shall have the meanings given to them in the Lease.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                Assignment; Assumption. Effective as of the date hereof (the "Effective Date"), Assignor hereby assigns, conveys and transfers to Assignee all of Assignor's rights, title and interests as "Tenant" in, under and to the Lease (the "Assignment"), including, without limitation, any security deposit of Assignor held by Landlord pursuant to the terms of the Lease. Assignee hereby accepts the Assignment and assumes and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations contained in the Lease on the part of "Tenant", which accrue on or after the Effective Date, to be kept and performed thereunder as though Assignee was the original "Tenant" under the Lease, effective as of the Effective Date. Assignee acknowledges and agrees further that it has been provided with a true and complete copy of the Lease and fully understands its obligations as "Tenant" under the Lease as amended by this Amendment (the "Amended Lease"). As of the Effective Date, all references herein and in the Amended Lease to "Tenant" shall mean and refer to Assignee. As part of the Assignment, Landlord, Assignor and Assignee hereby acknowledge and agree that:

a.                Assignor is released from all of its obligations under the Amended Lease, but Ourgame International Holdings Ltd. ("Guarantor") is not released from any of its obligations under the Guaranty of Lease executed by Guarantor on March 26, 2019;

b.                Assignee's address for receipt of notices under the Amended Lease is the Premises; and

c.                Landlord may consent to subsequent assignments or sublettings of the Amended Lease or to any amendments or modifications thereto without notifying Assignor and without obtaining its consent thereto. Landlord has not made any express, implied, oral or written representations or promises that any future assignments or subleases will be approved.

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2.                Reduction. Effective as of the Effective Date, the "Premises" (as defined in the Lease) is decreased by approximately 9,548 rentable (7,947 usable) square feet of space (the "Reduction Space") to approximately 15,031 rentable (12,490 usable) square feet of space by the elimination of the Reduction Space (the "Reduction"). The parties hereby acknowledge that Landlord has not yet turned over possession of the Original Premises to Assignor and that the Reduction Space is currently vacant. As of the Effective Date, the Lease shall be deemed terminated with respect to the Reduction Space, and from and after the Effective Date, the "Premises" (as defined in the Lease) shall be deemed to mean the Remaining Premises.

3.                Condition of Premises. The parties hereby agree that the space plans attached hereto as Exhibit "B" are the "Space Plans" (as defined in the Work Letter attached to the Lease as Exhibit "B" [the "Work Letter"]) for the Premises (i.e., the Remaining Premises).

4.                Reduction Terms. As a result of the Reduction, the following terms of the Lease are hereby amended as follows:

a.                Section 4.1 (Amount Due). The table under Section 4.1 of the Summary attached to the Lease (the "Summary") is hereby deleted and replaced with the following:

Months	Approx. Monthly Base Rent Rate per Rentable Square Foot	**Monthly Installment of Base Rent	***Monthly Installment of Base Rent assuming the entire Additional Allowance is utilized pursuant to Section 5(a) of the Tenant Work Letter

*1 – 12	$2.65	$39,832.15	$44,065.05
13 – 24	$2.73	$41,027.11	$45,260.01
25 – 36	$2.81	$42,257.93	$46,490.83
37 – 48	$2.90	$43,525.67	$47,758.57
49 – 60	$2.98	$44,831.44	$49,064.34
61 – 72	$3.07	$46,176.38	$50,409.28
73 – 84	$3.16	$47,561.67	$51,794.57
85 – 96	$3.26	$48,988.52	$53,221.42
97 – 108	$3.36	$50,458.18	$54,691.08
109 – 120	$3.46	$51,971.92	$56,204.82
121 – 132	$3.56	$53,531.08	$57,763.98
133 – 144	$3.67	$55,137.01	$59,369.91
145 – 156	$3.78	$56,791.12	$61,024.02
157 – 167	$3.89	$58,494.86	$62,727.76

* Including any partial month at the beginning of the initial Lease Term.

**Tenant's obligation to pay $39,832.15 of Base Rent shall be conditionally abated during the second (2nd) through the twelfth (12th) full calendar months of the initial Lease Term (the "Base Rent Abatement Period"), as set forth in Article 3 below.

***The referenced monthly installments of Base Rent are based upon Tenant electing to utilize the entire Additional Allowance pursuant to Section 5(a) of the Tenant Work Letter. If Tenant utilizes less than the entire Additional Allowance, Landlord and Tenant shall enter into an amendment to this Lease memorializing the portion of the Additional Allowance utilized by Tenant and the updated Base Rent schedule resulting therefrom.

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b.                Section 5 (Tenant's Share). Section 5 of the Summary is hereby deleted and replaced with:

9.0308% (based on 15,031 rentable square feet in the Premises and 166,442 rentable square feet in the Building).

c.                Section 7 (Security Deposit). Section 7 of the Summary is hereby deleted and replaced with: "$79,500.00."

d.                Section 8 (Parking Pass Ratio). Section 8 of the Summary is hereby deleted and replaced with:

Four (4) unreserved parking passes for every 1,000 rentable square feet of the Premises, which equals sixty (60) unreserved parking passes based upon 15,031 rentable square feet ("Tenant's Allocation"). Subject to availability, Tenant shall be entitled to convert up to five (5) unreserved parking passes from Tenant's Allocation into reserved parking passes for parking spaces located in the Project's parking structure (i.e., subterranean or non-subterranean). Tenant's rights to all such parking passes are subject to the terms of Article 28 of this Lease.

e.                Section 12 (Tenant Improvement Allowance). Section 12 of the Summary is hereby deleted and replaced with:

Up to $1,352,790.00 (based on up to $90.00 per rentable square foot of the Premises) (the "Tenant Improvement Allowance"). In addition to the Tenant Improvement Allowance, Landlord shall provide a space planning allowance of up to $2,254.65 (based on up to $0.15 per rentable square foot of the Premises) which shall be used towards payment of the cost of preparing the preliminary space plans for the Tenant Improvements (the "Space Planning Allowance").

f.                 Article 3 (Base Rent). The first sentence of the second paragraph of Article 3 of the Lease is hereby deleted and replaced with the following:

Notwithstanding the foregoing, so long as Tenant is not in Default under this Lease, Landlord hereby agrees to abate Tenant's obligation to pay $39,832.15 per month of Base Rent during the Base Rent Abatement Period (such total amount of abated Base Rent, i.e., $438,153.65 in the aggregate, being hereinafter referred to as the "Abated Base Rent") (the Abated Base Rent, Abated Temporary Space Parking Charges and Abated Parking Charges [as defined in Section 28.1 below], are collectively referred to herein as the "Abated Amount").

g.                Article 21 (Security Deposit). The first sentence of Article 21 is hereby deleted and replaced with the following:

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 7 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease.

h.                Section 29.39 (Moving Allowance). Section 29.39 of the Lease is hereby amended to delete the following excerpt: "Provided Tenant is not in Default under this Lease, Landlord shall provide Tenant with an allowance of up to $10.00 per rentable square foot (i.e., up to $245,790.00, based upon the Premises containing 24,579 rentable square feet) (the 'Moving Allowance')…" and to replace the same with the following: "Provided Tenant is not in Default under this Lease, Landlord shall provide Tenant with an allowance of up to $10.00 per rentable square foot (i.e., up to $150,310.00, based upon the Premises containing 15,031 rentable square feet) (the 'Moving Allowance')…"

i.                 Section 5(a) (Allowance). The last paragraph of Section 5(a) of the Work Letter is hereby deleted and replaced with the following:

Tenant may exceed the amount of the Tenant Improvement Allowance by up to $30.00 per rentable square foot of the Premises (i.e., up to $450,930.00, based on the Premises containing 15,031 rentable square feet) (the "Additional Allowance"), subject to the following. The portion of the Additional Allowance used by Tenant, if any, shall be amortized over the initial 167-month Lease Term, with interest at the rate of seven percent (7%) per annum, in the form of additional Base Rent (but shall under no circumstances be subject to abatement for any reason and shall not be part of the Abated Amount). For example, if the amount of the Additional Allowance utilized is $30.00 per rentable square foot, or $450,930.00, then the Base Rent for all 167 installments due during the initial Lease Term would be increased by $4,232.90 per month, which amount includes the interest factor. If the increased payment amounts are determined after the Lease Commencement Date, then within thirty (30) days after Landlord's demand, Tenant shall pay the total amount attributable to the increased installments for the months which have already passed. If Tenant's Default results in a termination of the Lease, the entire remaining Additional Allowance (plus all interest earned and unearned) shall be immediately payable by Tenant to Landlord.

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j.                 Section 5(e) (Unused Allowance Amounts). Section 5(e) of the Work Letter is hereby deleted and replaced with the following:

Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease. Provided Tenant is not in Default, Tenant shall be permitted, subject to prior written request given to Landlord no later than one hundred eighty (180) days after substantial completion of the Tenant Improvements (the "Outside Allowance Date"), to apply up to (i) $20.00 per rentable square foot of any unused Tenant Improvement Allowance (i.e., up to $300,620.00 based upon the Premises containing 15,031 rentable square feet) and (ii) up to $15.00 per rentable square foot of any unused Additional Allowance (i.e., up to $225,465.00 based upon the Premises containing 15,031 rentable square feet) towards design costs and the costs of furniture, fixtures and equipment, IT/telecommunication costs and security systems. Any portion of the Tenant Improvement Allowance or Additional Allowance which remains unused, unapplied and/or unrequested as of the Outside Allowance Date shall not be available to Tenant and Landlord shall have no obligation to pay any portion thereof.

5.                Work Letter Defined Terms. The terms "Rent Commencement Date" and "Term Commencement Date" as set out in Section 7 of the Work Letter are hereby corrected to state "Lease Commencement Date"; the term "Delivery Date" as set out in Section 7 of the Work Letter is hereby corrected to state "Turnover Date"; and the term "Commencement Date" as set out in Section 10 of the Work Letter is hereby corrected to state "Lease Commencement Date".

6.                Options. Assignor acknowledges and agrees that it has, by this Amendment, exercised its Reduction Option and, as such, Section 1.5 of the Lease with respect to the Reduction Option is hereby deleted in its entirety and deemed null, void and of no further force or effect.

7.                Temporary Storage Space. During the Temporary Space Term, Tenant shall have the right to lease approximately 700 rentable square feet of storage space known as Storage Room 2 ("Storage Room 2") on a month-to-month basis (terminable by either party upon 30 days' written notice to the other party) at a monthly rate of $0.50 per rentable square foot per month (i.e., $350.00 per month based upon such Storage Room 2 containing 700 rentable square feet). Except as otherwise expressly provided in this Section 7, Tenant's use of Storage Room 2 shall be governed by Section 29.41 of the Lease as though Storage Room 2 were the "Storage Room" as defined in said Section 29.41.

8.                Condition Precedent. The effectiveness of this Amendment is conditioned upon Assignor causing the Guarantor to execute the Reaffirmation and Consent set forth below the signature blocks of this Amendment. The foregoing condition is for the benefit of Landlord only and may be waived in its sole discretion.

9.                Preparation of Amendment. Assignor and Assignee acknowledge and agree that Landlord has caused this Amendment to be prepared solely for Landlord's benefit and has not undertaken to prepare this Amendment in a manner that addresses the legal or other concerns of Assignor and/or Assignee. Landlord makes no representation or warranty to Assignee or Assignor concerning the legal effect of this Amendment or that this Amendment accurately reflects Assignor's and Assignee's agreement concerning the assignment of the Lease. Assignor and Assignee acknowledge that they have been given the opportunity to have this Amendment reviewed by their respective legal counsel, and that they are solely responsible for: (a) determining if this Amendment accurately reflects their agreement concerning the assignment of the Lease; and (b) evaluating the legal and tax ramifications of entering into this Amendment. If Landlord's legal counsel assisted in the preparation of this Amendment, Landlord's legal counsel represents Landlord only, has not provided any legal advice to Assignor or Assignee and makes no representation to Assignor or Assignee concerning the legal effect of this Amendment.

10.             Brokers. Each of Assignor and Assignee hereby represents to Landlord that it has dealt with no broker in connection with this Amendment other than the Brokers identified in the Lease. Assignor and Assignee, jointly and severally, agree to indemnify, defend and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, other than the Brokers, claiming to have represented Assignor and/or Assignee in connection with this Amendment. Landlord hereby represents to each of Assignor and Assignee that it has dealt with no broker in connection with this Amendment other than the Brokers. Landlord agrees to indemnify, defend and hold Assignor and Assignee, and their respective members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, other than the Brokers, claiming to have represented Landlord in connection with this Amendment.

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11.             Miscellaneous.

a.                This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

b.                Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c.                In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

d.                Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Assignor and Assignee. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Assignor and Assignee.

e.                Each party hereto acknowledges that: (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation and negotiation of this Amendment and the transactions contemplated herein; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Amendment or any portion hereof.

f.                 Each signatory of this Amendment on behalf Assignor and Assignee represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

g.                This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. The parties agree that electronic signatures, including those delivered by PDF or signed through the electronic signature system known as "DocuSign", shall have the same effect as originals. All parties to this Amendment waive any and all rights to object to the enforceability of this Amendment based on the form or delivery of signature.

[NO FURTHER TEXT ON THIS PAGE;
SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the date first above written.

LANDLORD:

QUINTANA OFFICE PROPERTY LLC,
a Delaware limited liability company

By:_________________________

            Name: _________________________

            Title: _________________________

ASSIGNOR:

ALLIED ESPORTS MEDIA, INC.,
a Delaware corporation

By: _________________________

Name: _______________________

Title: ________________________

By: _________________________

Name: _______________________

Title: ________________________

[NO FURTHER TEXT ON THIS PAGE;
SIGNATURES CONTINUED ON FOLLOWING PAGE]

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ASSIGNEE:

WPT ENTERPRISES, INC.,
a Nevada corporation

By: _________________________

Name: _______________________

Title: ________________________

By: _________________________

Name: _______________________

Title: ________________________

REAFFIRMATION AND CONSENT

The undersigned hereby: (a) reaffirms the Guaranty of Lease ("Guaranty") that the undersigned executed on or about March 26, 2019; (b) consents to the foregoing Assignment and Assumption of and First Amendment to Office Lease to which this Reaffirmation and Consent is attached; and (c) agrees that, notwithstanding anything to the contrary contained in the Guaranty, the Guaranty shall constitute and continue as a full guaranty by the undersigned of the obligations of Tenant (i.e., Assignor and Assignee) under the Lease as amended by the Amendment.

GUARANTOR:

OURGAME INTERNATIONAL HOLDINGS LTD.,

Cayman Islands corporation

By: _____________________________

Print Name: _______________________

Print Title: ________________________

By: _____________________________

Print Name: _______________________

Print Title: ________________________

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EXHIBIT "A"

REMAINING PREMISES

[SHADED AREA ONLY]

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EXHIBIT "B"

SPACE PLANS

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